Exhibit 4.7

CONVENIENCE TRANSLATION FROM HEBREW

Addendum No. 1 to the Agreement with Independent Contractor, dated January 1, 2003
Dated and Signed April 6, 2011

BETWEEN:	Ituran Location and Control, Ltd.
Of: 3 Hashikma Street, Azor
	(hereinafter: "the Company")	Party of the First Part;
AND:	Mr. Izzy Sheratzky
ID No. 007495443
Of: 14 Dulchin Street, Tel Aviv
	(hereinafter: "Izzy")	Party of the Second Part;
AND:	A. Sheratzky Holdings Ltd.
Private Company No. 51-3230268
Of: 14 Dulchin Street, Tel Aviv
	(hereinafter: "the Employer")	Party of the Third Part;

WHEREAS:	the Company and the Employer and Izzy have entered into an agreement dated January 22, 2003 (hereinafter: “The Agreement”).

AND WHEREAS:	the parties wish to clarify and add to Izzy’s scope of duties and authorities pursuant to the Agreement, and to add additional provisions to the Agreement, all as detailed herein;

THEREFORE, THE PARTIES DECLARED, AGREED AND STIPULATED AS FOLLOWS:

1.  Section 3 to the Agreement (the “Services”) shall be replaced with the following section:

“3.	Services –

3.1	Izzy shall serve as the Chairman of the Board of Directors of the Company, according to any law.

3.2	In addition, the Employer shall provide the Company with the following services through Izzy (the “Services”):

3.2.1	Ongoing consulting and supervision for the Company’s CEO’s.

3.2.2
Maintaining ongoing and proper work relations with the board of directors of the Company and with his subordinates and with anyone else with whom Izzy may be required to be in contact in order to perform his job.

3.2.3
Delivery of activity reports to the board of directors of the Company and any other information required and assisting the CEO of the Company through consulting and managing the meetings of the board of directors of the Company.

3.2.4	Supervision of the activities of the subsidiaries of the Company abroad.

3.2.5	Promoting a sense of team spirit and values of high quality service among the Company's employees and his subordinates.

3.2.6	Formation, promotion and maintenance of relationships with substantial customers abroad.

3.2.7	Locating and examining of potential investments.

3.2.8	Proposing efficiency initiatives and measures to the board of directors of the Company.

3.2.9	Carrying out any assignment given to him by the Company's Board of Directors and any additional services required from time to time by the Parties.

3.3
It is clarified and agreed that if and insofar as Izzy could not serve as the chairman of the board of directors for any reason, the Employer shall continue to provide Services through Izzy, for the term of this Agreement and according to its conditions.”

2. The remaining provisions of the Agreement shall remain unchanged.

        AND IN WITNESS THEREOF THE PARTIES HAVE AFFIXED THEIR SIGNATURES:

IZZY	THE COMPANY

THE EMPLOYER